Filed pursuant to Rule 433

Registration Statement No. 333-174266

Zion Oil & Gas Newsletter

Thursday, April 18, 2013

Dear Shareholder and/or Friend of Zion:

This is an update of noteworthy events that have occurred since our last newsletter. In between updates, you should consult our website, press releases, and our SEC filings to keep up with company developments.

ANNOUNCEMENT 1:

I am excited to inform you that on April 16, 2013, Zion submitted our application for a new petroleum exploration license in the Megiddo-Jezreel Valley area of Israel.

We filed the application with Mr. Alexander Varshavsky, Israel’s Petroleum Commissioner within the Ministry of Energy and Water Resources.

The proposed license area is contiguous with and directly abuts our existing Jordan Valley License area and extends westward to the Megiddo and Jezreel Valley. The proposed license area covers approximately 98,000 acres, largely in a broad expanse of agricultural areas.

Jezreel Valley in Israel

Within two weeks, we will travel to Israel to make an in-person technical presentation in support of our application to the Petroleum Commissioner.

Zion’s application represents only the second instance in which companies have applied for an onshore petroleum exploration license since Israel issued new regulatory guidelines in June of 2012.

The new guidelines require much more additional work and corporate documentation than in prior years. As a result, our application is rather voluminous and is comprised of over 200 pages.

The Ministry’s new evaluation process requires several months before the application can be approved. If the new license is approved, we will still need to acquire new seismic data before we can confirm our preliminary well site location for our first exploratory well in the Megiddo-Jezreel Valley area.

ANNOUNCEMENT 2:

Jordan Valley License

As we reassessed our existing seismic data in preparation for submitting our new Megiddo-Jezreel License application, we recently identified an exploration lead in the southern portion of our existing Jordan Valley License. As a result, we have a renewed sense of excitement about this additional lead potentially developing into a drillable prospect.

Asher - Menashe License (Elijah #3 Re-Entry Well)

As we reported in our March 28 newsletter, we will seek the final one-year extension of the Asher-Menashe License beyond its scheduled expiration of June 9, 2013 in order to conduct additional in-well testing operations at the Elijah #3 well and/or conduct other needed activities.

Joseph License

On April 10, 2013, we submitted to the Petroleum Commissioner an application for a one-year extension to our existing Joseph License.

ANNOUNCEMENT 3:

On March 27, 2013, we launched a Dividend Reinvestment and Common Stock Purchase Plan that provides new investors and existing stockholders a convenient and inexpensive way to purchase shares of our common stock directly from Zion, without paying a brokerage commission, for a minimum investment of only $250 for new investors. Investors may initiate the transaction through our website at: http://www.zionoil.com/dspp

If interested, please visit our website and review the prospectus supplement that we filed with the U.S. Securities and Exchange Commission (SEC) on March 27, 2013 pursuant to Zion’s shelf registration statement (File No. 333-174266).

Before investing in Zion Oil and Gas, Inc., you should undertake a thorough legal and financial review of the Prospectus and other relevant SEC filings. This announcement is neither an offer nor a solicitation of any offer.

Zion’s Annual Shareholder Meeting will be held on Tuesday, June 11, 2013 in Dallas, Texas at The Westin Galleria Hotel.

"And I will bless them that bless thee..."

Genesis 12:2-3

Victor G. Carrillo

 President and COO

 Zion Oil & Gas

FORWARD LOOKING STATEMENTS: Statements in this communication that are not historical fact, including statements regarding Zion's planned operations, the presence or recoverability of hydrocarbons in our license areas, results of additional in-well testing in the Asher-Menashe License area, the likelihood that we will be awarded the application that we filed for the Megiddo-Jezreel area license, the sufficiency of cash reserves, ability to raise additional capital, timing and potential results thereof and plans contingent thereon are forward-looking statements as defined in the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on assumptions that are subject to significant known and unknown risks, uncertainties and other unpredictable factors, many of which are described in Zion's periodic reports filed with the SEC and are beyond Zion's control. These risks could cause Zion's actual performance to differ materially from the results predicted by these forward-looking statements. Zion can give no assurance that the expectations reflected in these statements will prove to be correct and assumes no responsibility to update these statements.

Contact Information:

Website: www.zionoil.com

Brittany Russell (dallas@zionoil.com)

Zion Oil & Gas, Inc.

6510 Abrams Rd., Suite 300

Dallas, TX 75231

Tel: 1-214-221-4610 or 1-888-891-9466

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